Exhibit 10.1

EXECUTION COPY

INVESTMENT AGREEMENT

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES; USE OF PROCEEDS		1
1.1	Agreement to Issue, Sell and Purchase the Shares	1
1.2	Closing and Delivery of the Shares	1
1.3	Use of Proceeds	2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		2
2.1	Organization and Qualification	2
2.2	Authorized Capital Stock	3
2.3	Issuance, Sale and Delivery of the Shares	3
2.4	Due Execution, Delivery and Performance of the Transaction Documents	4
2.5	Board Approval	5
2.6	Valid Offering	5
2.7	No Defaults	5
2.8	Properties	5
2.9	No Material Change	6
2.10	Material Contracts	7
2.11	Intellectual Property	7
2.12	Compliance	11
2.13	Litigation	11
2.14	Labor	11
2.15	Taxes	12
2.16	Transfer Taxes	14
2.17	Employee Benefits	14
2.18	Investment Company	15
2.19	Insurance	16
2.20	Real Property	16
2.21	Customers and Suppliers	16
2.22	Corrupt Practices	16
2.23	SEC Filings; Financial Statements	16
2.24	Internal Accounting Controls	18
2.25	Corporate Records	18
2.26	Nasdaq Compliance and Listing	18
2.27	Exchange Notes	19

ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER		19
3.1	Investment Representations and Covenants	19
3.2	Authorization; Validity of Transaction Documents	19
3.3	No Conflict	19
3.4	No Legal, Tax or Investment Advice	20
3.5	Restrictive Legend	20
3.6	Sufficient Funds	20

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ARTICLE IV COVENANTS		20
4.1	Efforts	20
4.2	Conduct of the Business	21
4.3	Proxy Statement; Stockholders Consent	24
4.4	No Solicitation or Negotiation	25
4.5	Injunctive Relief	26
4.6	Conflicts of Interest	26
4.7	Covenants	27
4.8	Information Rights	27
4.9	Public Announcements	28
4.10	Right of First Refusal for New Shares	28
4.11	Nasdaq Matters	29
4.12	Reservation of Common Stock	30

ARTICLE V CONDITIONS TO CLOSING		30
5.1	Conditions to the Company’s Obligations	30
5.2	Conditions to the Purchaser’s Obligations	30

ARTICLE VI TERMINATION		32
6.1	Termination	32
6.2	Effect of Termination	33

ARTICLE VII INDEMNIFICATION		33
7.1	Survival	33
7.2	Limits on Claims	33
7.3	Indemnification by the Company	34
7.4	Indemnification by the Purchaser	34
7.5	Procedure for Indemnification	34
7.6	Remedies Exclusive	35
7.7	Right of Set-Off	35

ARTICLE VIII MISCELLANEOUS		35
8.1	Broker’s Fee	35
8.2	Assignment	35
8.3	Expenses	36
8.4	Notices	36
8.5	Changes	37
8.6	Headings	37
8.7	Severability	37
8.8	Governing Law	37
8.9	Counterparts	37
8.10	Entire Agreement	37
8.11	Press Releases	37
8.12	No Third-Party Beneficiaries	37

EXHIBIT A	Form of Certificate of Designations
EXHIBIT B	Form of Registration Rights Agreement
EXHIBIT C	Form of Officer Certifications

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EXECUTION COPY

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT is made as of September 12, 2012, by and among Nexxus Lighting, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, with its principal offices at 124 Floyd Smith Drive, Suite 300, Charlotte, NC, and RVL 1 LLC, a limited liability company organized under the laws of the State of Delaware, with its principal offices at 177 Broad Street, Stamford, Connecticut 06901 (the “Purchaser”).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; USE OF PROCEEDS

1.1 Agreement to Issue, Sell and Purchase the Shares. At the Closing (as defined in Section 1.2) and upon the terms and conditions hereinafter set forth, the Company will sell to the Purchaser, and the Purchaser will purchase from the Company, for an aggregate purchase price of Six Million Dollars ($6,000,000), 600,000 shares (the “Shares”) of a newly created series of the Company’s Preferred Stock, par value $0.001 per share, designated “Series B Convertible Preferred Stock”, par value $0.001 per share (the “Preferred Stock”), which Preferred Stock shall have the rights, preferences and privileges set forth in the Certificate of Designations with respect to the Preferred Stock, in the form of Exhibit A annexed hereto and made a part hereof (the “Certificate of Designations”). Each share of Preferred Stock shall have a stated value of $10.00 and shall be convertible, subject to the conditions set forth in the Certificate of Designations, into shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at a price of $0.13 per share (the “Conversion Price”), for an aggregate of 46,153,846 shares of Common Stock (the “Common Shares”), subject to certain restrictions on conversion set forth in the Certificate of Designations.

1.2 Closing and Delivery of the Shares.

(a) Closing. The purchase and sale of the Shares (the “Closing”) shall occur at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, NY 10020 at 2:00 p.m. on the third Business Day after the date on which all of the conditions contained in Article V have been satisfied or waived (other than such conditions which shall be satisfied on the Closing Date), or at such other place, time, or date as may be mutually agreed to in writing by Purchaser and the Company. The day on which the Closing occurs is sometimes referred to herein as the “Closing Date”. For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by Law or executive order to be closed.

(b) Proceedings at Closing. All actions to be taken and all documents to be executed and delivered by the Company in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and all actions to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to the Company and its counsel. All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered.

(c) Delivery of the Shares. At the Closing, the Company shall deliver to the Purchaser one or more stock certificates registered in the name of the Purchaser, representing the Shares set forth in Section 1.1 above and bearing the legend specified in Section 3.5 hereof referring to the fact that the Shares were sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) against delivery of the purchase price therefore by wire transfer of immediately available funds to an account designated by the Company.

1.3 Use of Proceeds. Proceeds from the sale of the Shares shall be used by the Company: (i) to extinguish existing short term debt, the total amount of which as of the date hereof, together with all accrued and unpaid interest, is equal to Two Million Five Hundred Thirty Two Thousand Seven Hundred Fifty Six Dollars ($2,532,756), (ii) to fund the settlement payment in connection with the settlement agreement described in Section 5.2(m) below, and (iii) for working capital purposes. Proceeds from the sale of the Shares will not be used to invest in or acquire another LED lighting manufacturer except with the approval of the Company’s stockholders other than the Purchaser. The parties agree that the proceeds from any subsequent investment by the Purchaser in the Company (a “Subsequent Investment”) shall be used as agreed by the parties at such time. Any such Subsequent Investment shall be consummated in accordance with applicable Nasdaq rules. The Company hereby acknowledges that, to the extent that applicable Nasdaq rules require the Company’s stockholders to approve such Subsequent Investment, the Purchaser shall be entitled to vote on such Subsequent Investment along with the Company’s other stockholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to, and covenants with, the Purchaser as follows:

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Company is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to be so qualified would not reasonably be expected to result in a material adverse effect. The only subsidiary of the Company is Lumificient Corporation, a Minnesota corporation (the “Subsidiary”). The Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified to do business as a foreign entity in each jurisdiction in which such qualification is required, except where failure to be so qualified would not reasonably be expected to result in a material adverse effect.

2.2 Authorized Capital Stock. As of the date hereof, the Company’s authorized capital stock consists of (i) 40,000,000 shares of Common Stock, of which 16,452,738 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. The Company has not issued any shares since March 31, 2012 other than pursuant to employee or director equity incentive plans or purchase plans approved by the Board and upon the exercise of options and warrants outstanding on such date. The issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as set forth in Schedule 2.2 or as contemplated by this Agreement, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any agreements or commitments to issue or sell, shares of capital stock or other securities of the Company and there are no agreements or commitments obligating the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company. Except as set forth in Schedule 2.2 or as contemplated by this Agreement, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, rights of first offer, buy-sell rights, co-sale rights or “drag-along” rights) of any securities of the Company. With respect to the Subsidiary, (i) the Company owns 100% of the Subsidiary’s capital stock, (ii) all the issued and outstanding shares of the Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, (iii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of the Subsidiary’s capital stock, and (iv) there are no agreements or commitments obligating the Subsidiary of the Company to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company or the Subsidiary. The Company does not directly or indirectly own, or have a right to acquire, any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Subsidiary. For purposes of this Agreement, the term “Person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

2.3 Issuance, Sale and Delivery of the Shares. When issued, delivered and paid for in accordance with the terms hereof, the Shares will be duly authorized, validly issued, fully paid and nonassessable, shall have the rights, preferences and limitations set forth in the Certificate of Designations and shall be free and clear of all liens, claims, encumbrances and restrictions, except as imposed by applicable securities laws. Upon the conversion of the Preferred Stock pursuant to the terms of the Certificate of Designations, the Common Shares will be validly issued, fully paid and nonassessable, and shall be free and clear of all liens, claims, encumbrances and restrictions except as imposed by applicable securities laws. No further approval or authorization of the board of directors of the Company (the “Board of Directors” or the “Board”) will be required for the issuance and sale of the Shares to be sold by the Company pursuant to the terms hereof or for the issuance of the Common Shares upon the conversion of the Preferred Stock pursuant to the terms of the Certificate of Designations.

2.4 Due Execution, Delivery and Performance of the Transaction Documents. The Company has full legal right, corporate power and authority to authorize, execute and deliver this Agreement, the Certificate of Designations and the Registration Rights Agreement attached hereto as Exhibit B (all such agreements and documents are collectively referred to herein as the “Transaction Documents”), perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents, the performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company. Except as set forth in Schedule 2.4, the execution and performance of the Transaction Documents by the Company and the consummation of the transactions therein contemplated will not (i) violate any provision of the organizational documents of the Company, (ii) result in the creation of any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, restriction, adverse claim, interference or right of third party of any nature upon any material assets of the Company pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, any material agreement, commitment, undertaking, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument of any nature to which the Company or the Subsidiary is a party or by which the Company or its properties, or the Subsidiary or the Subsidiary’s properties, may be bound or affected, or (iii) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental or quasi-governmental body applicable to the Company or the Subsidiary or any of their respective properties; provided it is understood that the Company must obtain stockholder approval of an amendment to its certificate of incorporation to authorize the issuance of additional shares of Common Stock in order to permit full conversion of the Preferred Stock as contemplated by the Certificate of Designations. No consent, approval, authorization, order, filing with, or action by or in respect of any court, regulatory body, administrative agency or other governmental or quasi-governmental body is required for the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, other than such as have been made or obtained and except for compliance with the Blue Sky laws, federal securities laws and NASDAQ rules applicable to the listing of the Shares. Upon their execution and delivery, and assuming the valid execution thereof by the Purchaser, the Transaction Documents will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The Company has taken all action necessary to exempt (i) the issuance and sale of the Shares, (ii) the issuance of the Common Shares upon conversion of the Preferred Stock, (iii) the other transactions contemplated by the Transaction Documents, and (iv) the Purchaser and its affiliates and associates (as such terms are defined in Section 203 of the General Corporation Law of the State of Delaware) and any subsequent business combination (as such term is defined in Section 203 of the Delaware General Corporation Law) between the Company and the Purchaser and/or any such affiliate or associate of the Purchaser from the provisions of any anti-takeover, business combination or control share law or statute (including Section 203 of the General Corporation Law of the State of Delaware) binding on the Company or to which the Company or any of its assets and properties may be subject or any provision of the Company’s certificate of incorporation, bylaws or any stockholder rights agreement that is or could become applicable to the Purchaser or any such affiliate or associate of the Purchaser as a result of the transactions contemplated hereby. The Company has delivered to Purchaser an officer’s certificate certifying to copies of the resolutions duly adopted by the Board of Directors (pursuant to and in accordance with the Company’s certification of incorporation and bylaws) with respect to the matters described in the foregoing sentence and that such resolutions have not been amended, superseded and/or rescinded and otherwise remain in full force and effect.

2.5 Board Approval. The Board of Directors has, as of the date of this Agreement, at a meeting duly called and held, duly adopted resolutions to approve the Transaction Documents and the consummation of the transactions contemplated thereby (including the issuance of the Shares).

2.6 Valid Offering. Assuming the accuracy of the representations and warranties of Purchaser set forth in Article III, the offer, sale, and issuance of the Shares and the issuance of the Common Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws. Neither the Company nor any Person acting on its behalf will knowingly take any action that would cause the loss of any such exemption.

2.7 No Defaults. The Company is not in violation or default of any provision of its certificate of incorporation or bylaws, or other organizational documents, or, except as to defaults, violations and breaches which, individually or in the aggregate, would not reasonably be expected to be material to the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of the Company and the Subsidiary, taken as a whole, in breach of or default with respect to any provision of any material agreement, commitment, undertaking, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument of any nature to which it is a party or by which it or any of its properties are bound; and, to the knowledge of the Company, except as set forth in Schedule 2.7, there does not exist any state of fact which, with notice or lapse of time or both, would constitute a breach or default on the part of the Company, except such breaches or defaults which individually or in the aggregate would not reasonably be expected to be material to the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of the Company and the Subsidiary, taken as a whole.

2.8 Properties. Each of the Company and the Subsidiary has good and marketable title to all the properties and assets reflected as owned by it in the consolidated financial statements included in the Company’s most recently filed Form 10-Q other than those which have been disposed of since the date of such financial statements, free and clear of all liens, mortgages, pledges, charges or encumbrances of any kind except (i) those, if any, reflected in such consolidated financial statements (including the notes thereto), (ii) those which are not material in amount and do not adversely affect the use made and proposed to be made of such property or asset by the Company or the Subsidiary or (iii) as set forth on Schedule 2.8. All leased properties of the Company and the Subsidiary are held under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company and the Subsidiary. The Company or the Subsidiary owns or leases all such properties as are necessary in all material respects to the Company’s operations as now conducted.

2.9 No Material Change. Since March 31, 2012, (i) except for the matters set forth on Schedule 2.9, neither the Company nor the Subsidiary has incurred any material liabilities or obligations which would be required under generally accepted accounting principles in the United States (“GAAP”) to be set forth on the Company’s balance sheet; (ii) neither the Company nor the Subsidiary has sustained any material loss or interference with its respective businesses or properties from fire, flood, windstorm, accident or other calamity whether or not covered by insurance; (iii) the Company has not paid, authorized or declared any dividends or other distributions with respect to its capital stock, or redeemed or repurchased any securities of the Company; (iv) neither the Company nor the Subsidiary is in default in the payment of principal or interest on any outstanding debt obligations; (v) there has not been any change in the capital stock of the Company other than the sale of the Shares hereunder and the issuance of shares or options pursuant to employee or director equity incentive plans or purchase plans approved by the Board of Directors or upon the exercise of options and warrants outstanding on such date, (vi) neither the Company nor the Subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement, (vii) neither the Company nor the Subsidiary has granted any increase in the base compensation of any of its directors, officers and employees outside the ordinary course of business, (viii) neither the Company nor the Subsidiary has entered into, adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and/or employees (or taken any such action with respect to any other Company Plan), outside the ordinary course of business, (ix) there has not been any waiver, not in the ordinary course of business, by the Company or the Subsidiary of a material right or of a material debt owed to it; (x) there has not been any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or the Subsidiary, except in the ordinary course of business and which is not material to the assets (including intangible assets), properties, condition (financial or otherwise), operations or results of operations or business of the Company and the Subsidiary taken as a whole; (xi) except for amending the Company’s certificate of incorporation to increase the number of authorized shares of Common Stock to 40,000,000, there has not been any change or amendment to the Company’s certificate of incorporation or bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject; (xii) there has not been any transaction entered into by the Company or the Subsidiary other than in the ordinary course of business; (xiii) except for the matters set forth on Schedule 2.9, there has not been the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or the Subsidiary; (xiv) except for the matters set forth on Schedule 2.9, there has not been the loss or threatened loss of any material customer; and (xv) except for the matters set forth on Schedule 2.9, there have been no events or occurrences which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall mean: (a) a material adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of the Company and the Subsidiary, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

2.10 Material Contracts. Schedule 2.10 sets forth the following types of written contracts, agreements, indentures, notes, bonds, loans, instruments, leases, commitments, or other arrangements or commitments (collectively, “Contracts”) to which the Company or the Subsidiary is a party to or by which the Company or the Subsidiary or any of their respective properties or assets are bound (collectively, the “Material Contracts”), it being understood that Contracts filed as exhibits to the Company SEC Reports need not be listed on Schedule 2.10, except to the extent such Contract is not complete and correct including all amendments thereto as filed with the Company SEC Reports (except that the Company SEC Reports do not include all schedules and exhibits to such Material Contracts): (i) Contracts with any current or former officer or director of the Company or the Subsidiary; (ii) Contracts with any labor union or association representing any employee of the Company or the Subsidiary; (iii) Contracts for the exclusive license or sale of any material assets of the Company or the Subsidiary or for the grant to any Person of any preferential rights to purchase or license any of their assets; (iv) joint venture Contracts; (v) Contracts containing covenants of the Company or the Subsidiary not to compete in any line of business or with any Person in any geographical area; (vi) Contracts relating to the acquisition by the Company or the Subsidiary of any operating business or the capital stock of any other Person; (vii) Contracts relating to material indebtedness of the Company or the Subsidiary; (viii) Contracts granting any registration or similar rights in respect of securities of the Company or the Subsidiary; (ix) Contracts that represented more than $50,000 of revenue for the fiscal year ended December 31, 2011; or (x) any other Contracts that involve the expenditure of more than $50,000 in the aggregate or $50,000 annually. There have been made available to Purchaser true and complete copies of all of the Material Contracts. All of the Material Contracts are in full force and effect and are the legal, valid, and binding obligations of the Company and/or the Subsidiary, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). To the Company’s knowledge, after due inquiry of each officer or other employee responsible for any Material Contract, neither the Company nor the Subsidiary is in default in any material respect under any Material Contract, nor is any other party to any such Material Contract in default thereunder in any material respect. Neither the Company nor the Subsidiary has received any written notice of termination under any Material Contract.

2.11 Intellectual Property.

(a) Schedule 2.11(a) sets forth an accurate and complete list of all Patents and Patent applications, registered marks, and registrations and applications for registrations of Marks, Copyrights and Domain Names owned or filed by the Company or the Subsidiary (collectively, “Registered Company Intellectual Property”). Schedule 2.11(a) lists the jurisdictions in which each such Registered Company Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed or in which any other filing or recordation has been made. Each item of Registered Company Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Company Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company Intellectual Property. Neither the Company nor the Subsidiary has misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Company Intellectual Property that would constitute fraud with respect to such application.

(b) The Company and/or the Subsidiary has full title to and ownership of, or has valid and continuing rights to use, sell or license, all of Company Intellectual Property and Company Technology, free and clear of any liens, mortgages, pledges, charges or encumbrances of any kind except (i) those, if any, reflected in the Company Financials (including the notes thereto), or (ii) those which are not material in amount and do not adversely affect the use made and proposed to be made of such property or asset by the Company. The Company Intellectual Property and Company Technology are sufficient for the operation and conduct of the businesses of the Company and the Subsidiary as presently conducted and as proposed to be conducted. Except as set forth on Schedule 2.11(b), no third Person has any rights to any Company Intellectual Property or Company Technology that is owned by the Company and/or the Subsidiary, other than non-exclusive license rights granted in the normal course of business to users of the Products.

(c) After giving effect to the agreement contemplated by Section 5.2(m), except as set forth in Schedule 2.11(c), no Company Intellectual Property, Company Technology, or Product is infringing, misappropriating or violating, and has not infringed, misappropriated or violated, the Intellectual Property Rights of any third Person, nor will the use, practice or other commercial exploitation of the Company Intellectual Property, the Company Technology, or the Products by the Company or the Subsidiary, or the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the same, or the operation of the Company’s and the Subsidiary’s businesses, infringe, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Except as noted in Section 5.2(m) or set forth in Schedule 2.11(c), neither the Company nor the Subsidiary is a party to or the subject of any pending or, to the knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim against the Company or the Subsidiary, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or the Subsidiary to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner, nor has the Company or the Subsidiary received any written communications alleging such claims.

(d) To the knowledge of the Company, no Person (including employees and former employees of the Company or the Subsidiary) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property or Company Technology, and, except as set forth in Schedule 2.11(d), neither the Company nor the Subsidiary has made any such claims against any Person (including employees and former employees of the Company or the Subsidiary).

(e) Except as set forth on Schedule 2.11(e), the Company and the Subsidiary have secured from all consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in, in the normal course of his or her duties, the conception, reduction to practice, creation or development of any Intellectual Property Rights for the Company or the Subsidiary (each an “Author”), unencumbered and unrestricted exclusive ownership of all of the Authors’ Intellectual Property Rights in such contribution that the Company or the Subsidiary does not already own by operation of law and has obtained the waiver of all non-assignable rights. Except as set forth on Schedule 2.11(b), no Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property Rights developed by the Author for the Company or the Subsidiary. Without limiting the foregoing, except as set forth on Schedule 2.11(e), the Company and the Subsidiary have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from all current and former Authors. The Company and the Subsidiary have provided Purchaser with copies of all such forms currently and historically used by the Company and the Subsidiary.

(f) No Trade Secret or any other non-public, proprietary information of the Company or the Subsidiary has been authorized to be disclosed or has been actually disclosed by the Company or the Subsidiary to any employee or any third Person other than (i) pursuant to a written confidentiality or non-disclosure agreement restricting the disclosure and use of Company Intellectual Property or Company Technology, or (ii) to such employees or third persons who otherwise have a duty of confidentiality to the Company or the Subsidiary. The Company and the Subsidiary have taken all commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of the Company or the Subsidiary.

(g) The Company and the Subsidiary have complied in all material respects with all applicable laws, and their respective internal privacy policies, relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or the Subsidiary, or by third parties on behalf of the Company or the Subsidiary (collectively, “Personal Data”). Neither the Company nor the Subsidiary has received a written complaint regarding the Company’s or the Subsidiary’s collection, use or disclosure of Personal Data. The Company and the Subsidiary take commercially reasonable measures to ensure that Personal Data is protected against unauthorized access, use, modification, or other misuse. To the knowledge of the Company, no breach or violation of any security policy of the Company or the Subsidiary with respect to Personal Data has occurred or is threatened, and there has been no unauthorized or illegal use of or access to any Personal Data.

(h) For purposes of this Agreement:

(i)	“Company Intellectual Property” means all Intellectual Property Rights owned by or licensed to the Company or the Subsidiary.

(ii)	“Company Technology” means all Technology owned by or licensed to the Company or the Subsidiary.

(iii)	“Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”), (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights and registrations and applications therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); (E) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor (“Domain Names”); and (F) all applications, registrations and permits related to any of the foregoing clauses (A) through (E).

(iv)	“Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or the Subsidiary and all products or services currently under development by the Company or the Subsidiary.

(v)	“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials related to any of the foregoing.

(vi)	“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

2.12 Compliance. Except as set forth in Schedule 2.12, each of the Company and the Subsidiary has complied in all material respects with each Law and is not in violation of any such Law. There have been no written notices or orders of material noncompliance issued to the Company or the Subsidiary under or in respect of any such Law and, to the knowledge of the Company, none of the Company or the Subsidiary is or has been charged or under investigation with respect to any material noncompliance. Except as set forth in Schedule 2.12, to the knowledge of the Company, there are no existing circumstances that are reasonably likely to result in any such violation. “Law” means any judgment, ruling, order, edict, decree, statute, law (including common law), ordinance, rule, permit, code or regulation applicable to the Company or the Subsidiary or their respective businesses, properties or assets.

2.13 Litigation. Except as set forth in Schedule 2.13, there is no action, suit, proceeding, claim, arbitration, mediation or investigation pending, or, to the Company’s knowledge, threatened, before any regulatory body, agency, court, tribunal or governmental or quasi-governmental entity, foreign or domestic (“Governmental Entity”), against or affecting the Company or the Subsidiary. Except as set forth in Schedule 2.13, neither the Company nor the Subsidiary has received any notice or assertion of such an action, suit, proceeding, claim, arbitration, mediation or investigation. To the knowledge of the Company, there is no reasonable basis for any such action, suit, proceeding, claim, arbitration, mediation or investigation except for the matters set forth on Schedule 2.9, or for any Person to assert a claim against the Company or the Subsidiary based upon the Company entering into any of the Transaction Documents, performing its obligations thereunder or consummating the transactions contemplated thereby. There is no judgment, decree, writ, award, temporary or permanent injunction, stipulation, determination or order against the Company or the Subsidiary or any of their respective officers (in their capacities as such), or any of their respective properties or assets, or, to the knowledge of the Company, any of the Company’s employees (in their capacities as such). There are no settlements or similar agreements with any Governmental Entity affecting the Company or the Subsidiary or any of their respective properties or assets. None of the Company or the Subsidiary has any actions, suits, proceedings, claims, arbitrations, mediations or investigations pending before any regulatory body, agency, court, tribunal or governmental or quasi-governmental body against any other Person, nor is the Company or the Subsidiary a party to, or subject to the provisions of, any judgment, decree, writ, award, temporary or permanent injunction, stipulation, determination or order of any Governmental Entity.

2.14 Labor. Neither the Company nor the Subsidiary is a party to any labor or collective bargaining agreement, and no employees of the Company or the Subsidiary are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Company’s knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to the Company or the Subsidiary. Within the preceding three years, to the Company’s knowledge, there have been no organizing activities involving the Company or the Subsidiary in respect of any group of employees of the Company or the Subsidiary. There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, or material grievances or other material labor disputes pending or, to the Company’s knowledge, threatened against or involving the Company or the Subsidiary.

2.15 Taxes. (a) The Company has timely filed all Tax Returns required to be filed by or on behalf of the Company or the Subsidiary (taking in consideration appropriate extensions for filing) and has fully paid or adequately accrued all Taxes payable by the Company and the Subsidiary. All such Tax Returns are correct and complete in all material respects. Except as set forth in Schedule 2.15(a), to the knowledge of the Company no Tax deficiency has been or might be asserted or threatened against the Company or the Subsidiary.

(b) No audit or other administrative or court proceedings are pending with any governmental authority with respect to Taxes of the Company or the Subsidiary, and no written notice thereof has been received. Except as set forth in Schedule 2.15(a), to the knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(c) The Company and the Subsidiary have disclosed on their Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) The Company and the Subsidiary have never participated in any reportable or listed transaction as defined under Section 6011 of the Code.

(e) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or the Subsidiary.

(f) Except as set forth on Schedule 2.15(f), as of the date of this Agreement, neither the Company nor the Subsidiary has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or the Subsidiary.

(g) Each of the Company and the Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person; and (ii) the Company and the Subsidiary have complied in all material respects with all applicable requirements of any taxing authority to collect from the receipts of customers (or other persons paying amounts to the Company or the Subsidiary, as the case may be) the amount of all Taxes required to be collected and with all applicable requirements of any taxing authority to pay and remit such Taxes when due, in the form required under applicable Law or to make adequate provision for the payment of such amounts to the proper taxing authorities.

(h) The Company has delivered to Purchaser correct and complete copies of all Tax Returns filed by the Company or the Subsidiary, and all examination reports and statements of deficiency assessed against or agreed to by the Company or the Subsidiary, since January 1, 2009.

(i) Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(j) Except as set forth on Schedule 2.15(j), neither the Company nor the Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.

(k) The unpaid Taxes of the Company and the Subsidiary (x) did not, as of the date of the Company Financials, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financials (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiary in filing their Tax Returns;

(l) Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(m) For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Entity with respect to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

2.16 Transfer Taxes. On the Closing Date, all stock transfer or other Taxes (other than income Taxes) which are required to be paid in connection with the sale and issuance of the Shares to be sold to the Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, all Laws imposing such Taxes will be or will have been fully complied with, and all Tax Returns with respect to such Taxes will be timely filed.

2.17 Employee Benefits.

(a) The Company Plans (as defined below) have been maintained and operated, in all material respects, in accordance with their terms and with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”) and any other applicable Laws. The “Company Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all other employee benefit plans, policies, agreements or arrangements, and (iii) all payroll practices, including employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health insurance, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or the Subsidiary has any obligation or liability, contingent or otherwise, for current or former employees, consultants or directors of the Company or the Subsidiary.

(b) Neither the Company, the Subsidiary nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA for which the Company or the Subsidiary could incur a material liability. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan for which the Company or the Subsidiary could incur a material liability.

(c) The Company Plans intended to qualify under Section 401 or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA or the Code on the Company or the Subsidiary.

(d) Neither the Company, the Subsidiary, nor any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Company, the Subsidiary and/or any ERISA Affiliate has ever contributed or ever been obligated to contribute is an “employee benefit plan” subject to Title IV of ERISA or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(e) Except as set forth in Schedule 2.17(e), none of the Company Plans provide for post-employment life or health insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (“Retiree Benefits”).

(f) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

(g) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans or by Law have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the balance sheet on or prior to the Closing Date.

(h) Except as set forth in Schedule 2.17(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement will (i) result in any payment or benefit becoming due to any employee, director or consultant (current, former or retired) of the Company or the Subsidiary, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

(i) The consummation of the transactions contemplated by this Agreement (either alone or in combination with another related event) will not result in any payment or other benefit that would be characterized as an “excess parachute payment” as such term is defined in Section 280G of the Code. Neither the Company nor the Subsidiary is a party to any Contract pursuant to which it is bound to compensate or reimburse any Person for any excise, penalty or other additional Taxes under Section 409A or 4999 of the Code or any similar provision of Law. Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies and has been operated and administered in compliance with Section 409A of the Code and IRS regulations issued thereunder.

(j) Neither the Company nor the Subsidiary has (i) increased the compensation, fees or other amounts payable or to become payable to, granted any bonus, severance or termination pay payable or to become payable to any of its respective directors, officers or other employees, in each case above such amounts payable through July 31, 2012 or such amounts as would have been payable with respect to any period prior to and including July 31, 2012, (ii) entered into or amended any employment agreement with any of its respective directors, officers or other employees or (iii) established, adopted, entered into or amended or become obligated to contribute to any Company Plan from and after July 31, 2012.

2.18 Investment Company. The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

2.19 Insurance. The Company maintains policies of insurance and bonds with respect to its properties and assets and those of the Subsidiary and the conduct of its business and those of the Subsidiary in such amounts and against such risks and losses as are (i) customarily maintained by Persons engaged in similar businesses and (ii) adequate to protect such properties, assets and business. Schedule 2.19 lists such insurance policies, true and complete copies of which have been provided to Purchaser. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and the Subsidiary are otherwise in compliance with the terms of such policies and bonds. There are no outstanding unpaid claims under any such policy or bond. Except as set forth in Schedule 2.19, all such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.20 Real Property. Neither the Company nor the Subsidiary owns any real property in fee.

2.21 Customers and Suppliers. Except as set forth in Schedule 2.21, since March 31, 2012, no significant customer or supplier of the Company or the Subsidiary, including but not limited to any state or federal agency, has given the Company or the Subsidiary any written notice terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend, or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer or supplier and the Company or the Subsidiary, and, except as set forth in Schedule 2.21, there has not been any materially adverse change in the business relationship of the Company or the Subsidiary with any such customer or supplier since March 31, 2012.

2.22 Corrupt Practices. Neither the Company nor the Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company or the Subsidiary, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) directly or indirectly, made any unlawful payment to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (iv) made any false or fictitious entries on the book and records of the Company, (v) failed to disclose fully any contribution made by the Company or the Subsidiary or made by any person acting on its behalf and of which the Company is aware in violation of Law, or (vi) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.23 SEC Filings; Financial Statements.

(a) Except as set forth in Schedule 2.23(a), the Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 2010, all of which are available to the Purchaser on the website maintained by the SEC at http://www.sec.gov (the “SEC Website”). All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein collectively as the “Company SEC Reports”. In addition, all documents filed as exhibits to the Company SEC Reports (“Exhibits”) are available on the SEC Website. All documents required to be filed as Exhibits to the Company SEC Reports have been so filed. As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is engaged only in the business described in the Company SEC Reports and the Company SEC Reports contain a complete and accurate description in all material respects of the Company’s and the Subsidiary’s business.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including any Company SEC Reports filed after the date hereof until the Closing, (i) complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and the Subsidiary as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are reasonably expected to be subject to normal and recurring year-end adjustments. There has been no material change in the Company’s accounting policies except as described in the notes to the Company Financials. The balance sheet of the Company contained in the Company SEC Report for the quarter ended March 31, 2012, is hereinafter referred to as the “Company Balance Sheet.” Except as set forth on Schedule 2.23(b), neither the Company nor the Subsidiary has incurred any obligations or liabilities (absolute, accrued, contingent or otherwise) of any nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, operations, results of operations or condition (financial or otherwise) of the Company and the Subsidiary taken as a whole, except liabilities (i) reflected on, reserved against, or disclosed in the notes to the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice.

(c) The Company has heretofore made available to the Purchaser complete and correct copies of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

2.24 Internal Accounting Controls. Except as set forth in Schedule 2.24, each of the Company and the Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in Schedule 2.24, the Company has disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) that are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and the Company’s principal financial officer or persons performing similar functions. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Act”). Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Act and the related rules and regulations promulgated thereunder.

2.25 Corporate Records. The Company has delivered or made available to Purchaser true and complete copies of the certificate of incorporation and bylaws (in each case as amended to the date of this Agreement) of the Company and the certificate of incorporation and bylaws (or other comparable organization or governance documents) of the Subsidiary. Except as set forth on Schedule 2.25, the minute books of the Company and the Subsidiary previously made available to Purchaser contain complete and accurate minutes of all meetings of the Board of Directors and the board of directors of the Subsidiary (and all committees thereof) ratified as of the date hereof and accurately reflect all other corporate action of the stockholders of the Company, the Board of Directors and the board of directors of the Subsidiary (and all committees thereof) to the date hereof, including all amendments and corrections. Schedule 2.25 sets forth minutes from prior meetings of the Board of Directors (and the audit committee thereof) which minutes have not yet been approved by the Board of Directors (or the audit committee, as the case may be) but which are substantially complete and accurately reflect, in all material respects, the corporate action of the Board of Directors (or the audit committee, as the case may be) taken at such meetings.

2.26 Nasdaq Compliance and Listing. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ Stock Market. Except as set forth in Schedule 2.26, the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Stock Market. No order ceasing or suspending trading in any securities of the Company or prohibiting the issuance and/or sale of the Shares or the Common Shares is in effect and no proceedings for such purpose are pending or threatened. Except as set forth in Schedule 2.26, the Company is in compliance with the continued listing requirements and standards of the NASDAQ Stock Market with respect to the Common Stock. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Shares.

2.27 Exchange Notes. As of the date hereof, the total amount, together with all accrued and unpaid interest, owing on the convertible promissory notes (the “Exchange Notes”) issued by the Company on December 21, 2009 is equal to $2,532,756 in the aggregate.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

3.1 Investment Representations and Covenants. The Purchaser represents and warrants to, and covenants with, the Company that: (i) the Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities including the Shares and the Common Shares; (ii) the Purchaser is acquiring the number of Shares set forth in Section 1.1 above in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or the Common Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares and the Common Shares within the meaning of Section 2(11) of the Securities Act; (iii) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares or the Common Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; and (iv) the Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser understands that its acquisition of the Shares and the Common Shares has not been registered under the Securities Act or registered or qualified under any state securities laws in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.

3.2 Authorization; Validity of Transaction Documents. The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby and has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party, and (ii) upon the execution and delivery of the Transaction Documents to which it is a party, assuming the valid execution thereof by the Company and the other parties thereto, the Transaction Documents to which it is a party shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Conflict. The execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby by the Purchaser will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, material contract or agreement, instrument, judgment, decree or order to which the Purchaser is a party or by which it is bound, except as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

3.4 No Legal, Tax or Investment Advice. The Purchaser understands that nothing in the Transaction Documents, the SEC Documents or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares and the Common Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares and the Common Shares. The Purchaser acknowledges that it has not relied on any representation or warranty from the Company or any other Person in making its investment or decision to invest in the Company, except as expressly set forth in this Agreement.

3.5 Restrictive Legend. The Purchaser understands that, until such time as a registration statement covering the Shares and the Common Shares has been declared effective or the Shares and the Common Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares and the Common Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares and the Common Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

3.6 Sufficient Funds. The Purchaser has sufficient funds to consummate the purchase of the Shares and such funds will remain available at the Closing.

ARTICLE IV

COVENANTS

4.1 Efforts. The Company and Purchaser will use their reasonable best efforts to cause the conditions specified in Article V hereof to be satisfied as soon as practicable. At and from time to time after the Closing, at the request of any party hereto, the other party shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as such party may reasonably request in order to carry out the purposes of this Agreement.

4.2 Conduct of the Business.

(a) Between the date hereof and the Closing Date, or earlier termination of this Agreement in accordance with the terms hereof, the Company will (and will cause the Subsidiary to):

(i)	subject to the Company’s current financial condition as described in item 6 of Schedule 2.9, conduct the business of the Company and the Subsidiary only in the ordinary course of business consistent with past practices in all material respects; provided that any material actions (or omissions) to be taken in the conduct of such business shall require the prior written approval of the Purchaser;

(ii)	maintain in good repair all of its material assets and properties, consistent with past practices;

(iii)	use its best efforts to preserve intact in all material respects its current business operations, keep available the services of its officers and employees, and preserve its relationships with customers, suppliers, licensors, and others having business relationships with it, consistent with past practices;

(iv)	use its best efforts to keep in full force and effect its corporate existence and all material rights, franchises, intellectual property rights and goodwill relating or pertaining to its business;

(v)	maintain its books, accounts and records in accordance with past practice or as required by GAAP;

(vi)	duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all Taxes imposed upon it and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid could reasonably be expected to by Law become a lien on any of its property; provided that any such Tax need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or the Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, consistently applied; and provided, further that it pay all such Taxes forthwith upon the commencement of proceedings to foreclose any lien or other encumbrance that may have attached as security therefore;

(vii)	promptly notify the Purchaser in writing if, to the Company’s knowledge, (i) any of the representations and warranties made by it herein or in any of the other Transaction Documents cease to be accurate and complete in all material respects, or (ii) it fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder or under any other Transaction Document;

(viii)	give notice to the Purchaser in writing within three (3) days of becoming aware of any litigation or proceedings threatened in writing against the Company or the Subsidiary or any pending litigation and proceedings affecting the Company or the Subsidiary or to which any of them is or becomes a party involving a claim against any of them, stating the nature and status of such litigation or proceedings, provided, however, that the Purchaser shall not be provided with material non-public information without its express prior written consent; and

(ix)	comply in all material respects with (i) the provisions of its certificate of incorporation and bylaws, (iii) all material agreements by which the Company, the Subsidiary or any of their respective properties may be bound, and (iv) all applicable decrees, orders, and judgments.

(b) Without limiting the generality of Section 4.2(a), and except as otherwise expressly provided in this Agreement, between the date hereof and the Closing Date, or earlier termination of this Agreement in accordance with the terms hereof, the Company will not (and will not permit the Subsidiary to), without the prior written consent of Purchaser:

(i)	except for the filing of the Certificate of Designations, amend its certificate of incorporation or bylaws (or other applicable organizational or governance documents) or take any action in respect of any such amendment;

(ii)	authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or series or any other securities convertible into or exercisable or exchangeable for any stock or any equity equivalents;

(iii)	(A) split, combine, or reclassify any shares of its capital stock; (B) declare, set aside, or pay any dividend or make any other distribution or payment (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; (C) make any other actual, constructive, or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (D) redeem, repurchase, or otherwise acquire any securities of the Company or the Subsidiary;

(iv)	fail to comply in any material respect with any material Law;

(v)	except as set forth on Schedule 4.2(b)(v), take or omit to be taken any action, which would reasonably be expected to result in any material liability to the Company and its Subsidiary;

(vi)	directly or indirectly, merge or consolidate with any Person, or sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets in one transaction or a series of related transactions,

(vii)	make any loans to its directors, officers or stockholders;

(viii)	waive, release, assign, settle or compromise any material rights, claims or litigation;

(ix)	create, incur, assume or suffer to exist, or increase the amount of, any liability for borrowed money, directly or indirectly, other than: (i) indebtedness existing on the date hereof, consisting of the Exchange Notes; and (ii) purchase money indebtedness (including, without limitation, capital leases to the extent secured by purchase money security interests in equipment acquired pursuant thereto);

(x)	assume, endorse, be or become liable for or guaranty the obligations of any other Person;

(xi)	enter into any transaction with any Affiliates or its or any of its Affiliate’s equity holders, directors, officers, employees (including upstreaming and downstreaming of cash and intercompany advances and payments) or amend any material provision of any agreement with any Affiliate, or waive any material right of the Company or the Subsidiary under any such agreement;

(xii)	at any time create any direct or indirect subsidiary, enter into any joint venture or similar arrangement or become a partner in any general or limited partnership or enter into any management contract permitting third party management rights with respect to the business of the Company or the Subsidiary;

(xiii)	cancel any liability or debt owed to it, except for consideration equal to or exceeding the outstanding balance of such liability or debt, and in any event, in the ordinary course of business;

(xiv)	create, incur, assume or suffer to exist, any lien, mortgage, pledge, charge or encumbrance of any kind on any of its properties or assets now owned or hereafter acquired, other than: (A) those, if any, reflected in the consolidated financial statements included in the Company’s most recently filed 10-Q (including the notes thereto), (B) those which are not material in amount and do not adversely affect the use made and proposed to be made of such property or asset by the Company or the Subsidiary, (C) those for Taxes not yet due and payable, (D) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction for amounts not yet due or payable and (E) as set forth on Schedule 4.2(b)(xiv);

(xv)	make any changes in any of its business objectives, purposes, or operations or engage in any business other than that presently engaged in or presently proposed to be engaged in by the Company or the Subsidiary;

(xvi)	intentionally take any action, or knowingly omit to take any action, that would or would reasonably be expected to result in (i) any representation or warranty of the Company set forth in Article II becoming untrue or (ii) any of the conditions to the obligations of Purchaser set forth in Section 5.2 not being fully satisfied; or

(xvii)	agree or commit to agree (in writing or otherwise) to do any of the foregoing.

4.3 Proxy Statement; Stockholders Consent. Promptly following a written request from the Purchaser, the Company shall take all action necessary to call a meeting of its stockholders (the “Stockholders Meeting”), the date of such meeting shall occur not later than the sixtieth (60th) day following such request for the purpose of seeking approval of the Company’s stockholders (“Stockholder Approval”) of one or more amendments to the Company’s certificate of incorporation providing for (i) the increase in the authorized shares of Common Stock from 40,000,000 shares to 120,000,000 (the “Common Stock Authorization Amendment”), (ii) a reverse stock split of the Common Stock (the “Reverse Stock Split Authorization Amendment”) which shall permit the Company to meet the minimum bid requirements set forth in NASDAQ Listing Rule 5550(a)(2) (a “Proposal”), (iii) an election not to be governed by Section 203 of the General Corporation Law of the State of Delaware (the “DGCL 203 Amendment”) and/or (iv) a change of the Company’s name (the “Name Change Amendment”); provided that the Purchaser may require that Stockholder Approval be obtained by written consent of stockholders in lieu of a meeting (the “Stockholders Consent”), to be executed by the Purchaser. The form and substance of any such amendments shall be subject to the written approval of the Purchaser. In connection therewith, the Company will promptly prepare proxy materials (including a proxy statement and form of proxy) or a written consent and an information statement (as applicable) and, after providing the Purchaser and its counsel with an opportunity to review and comment on such proxy materials or written consent and information statement, file with the SEC such proxy materials or information statement for use in connection with the Stockholders Meeting or Stockholders Consent (as applicable) and, after receiving and promptly responding to any comments of the SEC thereon, shall promptly mail such proxy materials or information statement to the stockholders of the Company. Prior to responding to any comments of the SEC on such proxy materials or information statement, the Company shall furnish to the Purchaser and its counsel a copy of any correspondence from the SEC relating to such proxy materials or such information statement and the proposed response to the SEC’s comments and provide the Purchaser and its counsel with the opportunity to review and comment on such proposed response to the SEC. The Purchaser shall promptly furnish in writing to the Company such information relating to the Purchaser and its investment in the Company as the Company or the SEC may reasonably request for inclusion in the Proxy Statement (as defined below) or the Information Statement (as defined below). The Company will comply with Section 14(a) of the Exchange Act and the rules promulgated thereunder in relation to any proxy statement (as amended or supplemented, the “Proxy Statement”) and any form of proxy to be sent to the stockholders of the Company in connection with the Stockholders Meeting, and any such Proxy Statement shall not, on the date that such Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Stockholders Meeting which has become false or misleading. The Company will comply with Section 14(c) of the Exchange Act and the rules promulgated thereunder in relation to any information statement (as amended or supplemented, the “Information Statement”) to be sent to the stockholders of the Company in connection with the Stockholders Consent, and any such Information Statement shall not, on the date that such Information Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Stockholders Consent which has become false or misleading. Promptly following (i) receipt of Stockholder Approval pursuant to a Stockholders Meeting or (ii) the expiration of the twenty-day period following the date the Information Statement is sent to the Company’s stockholders, in either case with respect to the Common Stock Authorization Amendment, the Reverse Stock Split Authorization Amendment, the DGCL 203 Amendment and/or the Name Change Amendment and in any event within three (3) Business Days thereof, the Company shall file such amendment(s) with the Secretary of State of the State of Delaware and deliver evidence satisfactory to the Purchaser of such filing(s).

4.4 No Solicitation or Negotiation. Until the earlier of the termination of this Agreement in accordance with Article VI or the Closing Date, the Company will not, and will not cause the Subsidiary or any of its affiliates or any of its or their officers, directors, representatives or agents to, directly or indirectly: (a) solicit, initiate, consider, encourage, facilitate, induce or accept any other proposal, offer or inquiry from any person (i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company, (ii) to enter into any merger, consolidation, reorganization, or other business combination with the Company, or (iii) relating to any acquisition by the Company following which the stockholders of the Company immediately preceding the consummation of such acquisition cease to hold at least eighty-five percent (85%) of the outstanding equity of the Company immediately following such acquisition (each of the events described in clauses (i), (ii) and (iii) an “Alternative Transaction”), or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, encourage or facilitate any effort or attempt by any other person to seek to do, any Alternative Transaction. The Company shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any of the foregoing, and shall promptly inform such persons of the obligations undertaken in this Section 4.4. The Company shall notify the Purchaser promptly (and in any event within twenty-four (24) hours) if any such proposal, offer or inquiry or other contact with any person with respect thereto is made and shall, in any such notice to the Purchaser, indicate the identity of the person making such proposal, offer, inquiry or contact and indicate in reasonable detail the terms and conditions of such proposal, offer, inquiry or other contact. The Company agrees not to, without the prior written consent of the Purchaser, release any person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

4.5 Injunctive Relief. Each party acknowledges that any breach or threatened breach of the provisions of Sections 4.3, 4.8, 4.10, 4.11 and 4.12 of this Agreement will cause irreparable injury to the other party for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the non-breaching party shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the breaching party from committing such breach or threatened breach. The right provided under this Section 4.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the parties.

4.6 Conflicts of Interest. The Purchaser and the Company recognize that Mr. Robert LaPenta and the other Purchaser Designees shall have, as directors, fiduciary responsibilities, duties and obligations to the Company and its stockholders. The Purchaser and the Company also recognize that Mr. Robert LaPenta has (and the Purchaser Designees may have) fiduciary responsibilities, duties and obligations to the Purchaser and its affiliates (including its general and limited partners). To the extent that a conflict arises regarding potential investment opportunities, the Purchaser’s portfolio companies or affiliates, or otherwise, then the Purchaser shall bring the potential conflict and a proposed resolution to the attention of the Board of Directors and the applicable advisory board representing the interests of the Purchaser and its affiliates. If it is determined that a conflict exists, the independent members of the respective boards shall decide on a resolution which could include Mr. Robert LaPenta (and/or the other applicable Purchaser Designees) recusing himself from any active involvement (other than as passive investor) on behalf of the Company or the Purchaser or its affiliates in the matter giving rise to the conflict (the “Conflict Policy”). Provided that all the material facts relating to the conflict are disclosed by Mr. LaPenta (and/or the other applicable Purchaser Designees) to the Board and Mr. LaPenta (and/or the other applicable Purchaser Designees) adheres to the resolution of the conflict that is approved by the majority of the disinterested members of the Board, Mr. LaPenta (and/or the other applicable Purchaser Designees) will be presumed, with respect to such conflict, to (i) have satisfied and fulfilled the fiduciary duty of a director and stockholder, (ii) have acted in good faith and in a manner that Mr. LaPenta (and/or the other applicable Purchaser Designees) reasonably believes to be in or not opposed to the best interest of the Company and (iii) not have breached his duty of loyalty to the Company or derived an improper benefit therefrom. This provision shall not relieve the Board of its fiduciary obligations to the Company and its stockholders under applicable law including, without limitation, its obligations under Section 145(d) of the Delaware General Corporation Law.

4.7 Covenants.

(a) Each party hereto shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and shall use its reasonable best efforts to obtain, as promptly as practicable, (i) all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for such party’s authorization, execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Document, and (ii) all approvals and consents required under all Material Contracts to which the Company or the Subsidiary is a party to consummate the transactions contemplated hereby. Each party will cooperate fully (including, without limitation, by providing all information the other party reasonably requests) with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each party hereto shall promptly inform the other party of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) Promptly following the Purchaser’s written request and in any event prior to the date of any such subsequent business combination, the Company shall take all action possible to exempt any Person that becomes an affiliate or associate (as such terms are defined in Section 203 of the General Corporation Law of the State of Delaware) following the Closing and any subsequent business combination (as such term is defined in Section 203 of the Delaware General Corporation Law) between the Company and any such affiliate and/or associate of the Purchaser from the provisions of any anti-takeover, business combination or control share law or statute (including Section 203 of the General Corporation Law of the State of Delaware) binding on the Company or to which the Company or any of its assets and properties may be subject or any provision of the Company’s certificate of incorporation, bylaws or any stockholder rights agreement that is or could become applicable to any such affiliate and/or associate of the Purchaser as a result of any such business combination.

4.8 Information Rights. Unless this Agreement is terminated pursuant to Article VI, from and after the date hereof and for so long as the Purchaser (or an Affiliate thereof) owns that number of Shares or Common Shares into which Shares have been converted that in the aggregate (assuming conversion of the Shares) equals at least five percent (5%) of the outstanding Common Stock, (i) the Company will permit (and will cause the Subsidiary to permit) the authorized representatives of the Purchaser full and free access, at all times during regular working hours, and upon reasonable advance notice, to any of the properties of the Company and the Subsidiary, including their respective books and records, and to discuss their respective affairs, finances and accounts with the Company’s and the Subsidiary’s respective officers, agents and representatives, (ii) as soon as practicable, but in any event within thirty (30) days of the end of each calendar month after Closing, the Company will deliver to the Purchaser an unaudited consolidated income statement and statement of cash flows for the Company and the Subsidiary for such month, and an unaudited consolidated balance sheet for the Company and the Subsidiary as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may be subject to normal year-end audit adjustments and need not contain all notes that may be required in accordance with GAAP), (iii) as soon as practicable, but in any event within thirty (30) days before the end of each fiscal year, the Company will deliver to the Purchaser a budget and business plan for the Company and the Subsidiary for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company and/or the Subsidiary and (iv) the Company will deliver to the Purchaser such other information relating to the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations, prospects and/or corporate affairs of the Company and the Subsidiary as the Purchaser may from time to time reasonably request.

4.9 Public Announcements. The Company and Purchaser will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statement in respect of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law.

4.10 Right of First Refusal for New Shares.

(a) Until such time as the Purchaser (or an Affiliate thereof) no longer owns that number of Shares or Common Shares into which Shares have been converted that in the aggregate (assuming conversion of the Shares) equals at least five percent (5%) of the outstanding Common Stock, the Company hereby grants to the Purchaser a right of first refusal to purchase shares of any New Shares (as defined below) which the Company may, from time to time, propose to sell and issue. Such right of first refusal shall allow Purchaser to purchase a pro rata portion of the New Shares proposed to be issued, determined with reference to the aggregate number of outstanding shares of Common Stock held by the Purchaser or its permitted transferees before the proposed issuance of New Shares. The right of first refusal granted hereunder shall terminate if unexercised within 15 Business Days after receipt of the notice described in Section 4.10(b) below. “New Shares” shall mean any authorized but unissued shares, and any treasury shares, of capital stock of the Company and all rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term “New Shares” does not include securities issued (i) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services; (ii) pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the date hereof; (iii) as consideration in connection with the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; (iv) to an entity as a component of any business relationship with such entity for purposes of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital; (v) to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions; or (vi) in exchange for the Exchange Notes as set forth in Section 5.2(l); provided, that in the case of the foregoing clauses (i), (iii), (iv) and (v), such arrangements shall have been approved by a majority of the Board of Directors.

(b) If the Company proposes to issue New Shares, it shall give the Purchaser written notice thereof, describing the New Shares, the number thereof to be issued, the purchase price therefor and the terms upon which the Company proposes to issue the same. The Purchaser shall have 15 Business Days from the date such notice is given to determine whether to purchase all or any portion of the Purchaser’s pro rata share of such New Shares for the purchase price and upon the terms specified in the notice by giving written notice to the Company and stating therein the number of New Shares to be purchased.

(c) If the Purchaser has not elected to purchase all of the New Shares proposed to be issued (within the time period for notifying the Company set forth above), then the Company shall have 60 calendar days in which to complete the proposed issuance of the portion of the New Shares not purchased by the Purchaser at a price not less than that contained in the notice previously given to the Purchaser and on terms and conditions not more favorable to the third party than those contained in such notice. If, at the end of such 60-calendar day period, the Company has not completed such issuance of New Shares, the Company shall no longer be permitted to issue such New Shares pursuant to this Section 4.10 without again fully complying with all of the provisions of this Section 4.10.

4.11 Nasdaq Matters. The Company has, prior to the date hereof, obtained from the NASDAQ Stock Market a valid exception under NASDAQ Rule 5635(f) from NASDAQ Rules 5635(b), 5635(d) and 5640 and IM-5640 with respect to the issuance of all of the Shares and the Common Shares in accordance with all of the terms and conditions of the Transaction Documents (the “NASDAQ Exception”). Within one (1) Business Day of the date hereof, in compliance with NASDAQ Rule 5635, the Company shall cause to be mailed to all of the Company’s stockholders, at the Company’s expense, a written notice, in form and substance reasonably satisfactory to the Purchaser (the “Exception Notice”), alerting such stockholders to the Company’s omission to seek the stockholder approval that would otherwise be required in connection with the transactions contemplated by this Agreement by virtue of the NASDAQ Exception, and indicating that the Board of Directors has expressly approved the transactions contemplated by this Agreement, including the issuance of the Preferred Shares to the Purchaser, and that the audit committee of the Board of Directors has expressly approved the Company’s request to the NASDAQ Stock Market for the NASDAQ Exception in connection therewith. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Common Shares. Promptly following the Purchaser’s written request, the Company shall take all necessary actions, including without limitation, complying with all requirements of the National Association of Securities Dealers, Inc. and providing appropriate notice to NASDAQ with respect to the Preferred Shares and the Common Shares in order to obtain the listing of the Common Shares on the NASDAQ Stock Market as soon as reasonably practicable following such request. Following the Closing and for so long as the Company qualifies as a “Controlled Company” (as defined in the NASDAQ Listing Rules), the Company shall comply with such requirements of the NASDAQ Stock Market as shall permit the Company to rely on the “Controlled Company” exemption from the requirements of NASDAQ Listing Rules 5605(b), (d) and (e), including without limitation, complying with the disclosure requirements set forth in Instruction 1 to Item 407(a) of Regulation S-K of the Securities Act of 1933, as amended.

4.12 Reservation of Common Stock. Following the Closing and until the filing of the Common Stock Authorization Amendment with the Secretary of State of the State of Delaware in accordance with Section 4.3, the Company shall at all times reserve and keep available 19,377,086 of its authorized but unissued shares of Common Stock (in each case as appropriately adjusted for any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization occurring after the date hereof), solely for the purpose of providing for the conversion of the Preferred Stock. Following the filing of the Common Stock Authorization Amendment with the Secretary of State of the State of Delaware in accordance with Section 4.3, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Preferred Stock, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the full conversion of the Preferred Stock issued pursuant to this Agreement in accordance with the terms of the Certificate of Designations.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to the Company’s Obligations. The Company’s obligation to complete the purchase and sale of the Shares and deliver such stock certificates to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company (to the extent legally permissible):

(a) Payment of Purchase Price. The Company shall have received same-day funds in the full amount of the purchase price for the Shares being purchased hereunder;

(b) Representations and Warranties True. The representations and warranties made by the Purchaser shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties expressly related to any earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date or after taking into account any changes contemplated by this Agreement;

(c) Compliance with Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(d) Certificate. The Purchaser shall have delivered to the Company a certificate executed by an officer of the Purchaser, dated as of the Closing Date, as to the matters set forth in Sections 5.1(b) and 5.1(c) above; and

(e) Registration Rights Agreement. The Purchaser shall have executed and delivered a Registration Rights Agreement in the form of Exhibit B attached hereto (the “Registration Rights Agreement”).

5.2 Conditions to the Purchaser’s Obligations. The Purchaser’s obligation to accept delivery of such stock certificate(s) and to pay for the Shares evidenced thereby shall be subject to the following condition, any one or more of which may be waived by the Purchaser (to the extent legally permissible):

(a) Representations and Warranties True. The representations and warranties made by the Company shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties expressly related to any earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date or after taking into account any changes contemplated by this Agreement;

(b) Compliance with Covenants. The Company shall have performed and complied with in all material respects all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

(c) Certificate. The Company shall have delivered to the Purchaser a certificate executed by the chief executive officer of the Company, dated the Closing Date, as to the matters set forth in Sections 5.2(a) and 5.2(b) above;

(d) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement attached hereto as Exhibit B;

(e) Filing Evidence. The Company shall have delivered evidence satisfactory to the Purchaser of the filing of the Certificate of Designations with the Secretary of State of the State of Delaware;

(f) Shares. The Company shall have executed and delivered the Shares to the Purchaser;

(g) Cash at Closing. The aggregate cash of the Company and the Subsidiary and all other items included as cash or cash equivalents on the Company Financials as of the Closing Date, before giving effect to (x) the payment obligations of the Company pursuant to Section 8.3 and the Company’s costs and expenses incurred in connection with the transactions contemplated hereby, (y) payments by the Company in settlement of the litigation described in Section 5.2(m) below and (z) payment by the Company of up to $880,000 in cash in connection with the exchange and termination of the Exchange Notes referred to in Section 5.2(l) below, shall be no less than approximately $500,000;

(h) Litigation. No action, suit, or proceeding shall have been initiated or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of the transactions contemplated hereby or seeking material damages on account thereof;

(i) Exemption Notice. Ten (10) calendar days shall have elapsed from the date the Company mailed the Exception Notice to its stockholders in accordance with Section 4.11;

(j) Board of Directors. Each of the members of the Board of Directors and of the board of directors of the Subsidiary immediately prior to the Closing shall have delivered a letter of resignation, in form and substance satisfactory to the Purchaser;

(k) Officer Certifications. Each of the President and Chief Executive Officer of the Company and the Chief Financial Officer of the Company shall have executed and delivered to the Purchaser a certificate, dated the Closing Date, in the form of Exhibit C hereto;

(l) Exchange Notes. The Company shall have terminated the Exchange Notes in consideration for a combination of cash and shares of Common Stock on terms reasonably acceptable to Purchaser;

(m) Philips Settlement Agreement. The Company shall have entered into a written settlement agreement settling the lawsuit filed by Koninklijke Electronics N.V. and Philips Solid-State Lighting Solutions, Inc. in the United States District Court for the District of Massachusetts on March 26, 2012 (civil action no. 12-cv-10549) on terms reasonably acceptable to Purchaser;

(n) Expenses. The Company shall have paid, or made arrangements acceptable to Purchaser for the payment of, certain costs and expenses of Purchaser incurred in accordance with Section 8.3 hereof;

(o) Third Party Approvals. All material third party consents and approvals required to be obtained for the transactions contemplated hereby shall have been obtained and be in full force and effect as of the Closing;

(p) Invention Assignment Agreements. The Company and the Subsidiary shall have obtained, in the form reasonably acceptable to Purchaser, written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from all Authors who are currently employed by or providing services to the Company; and

(q) Directors and Officers Insurance. The Company shall have obtained directors and officers insurance policies, including a six-year tail policy, on terms reasonably acceptable to Purchaser.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Purchaser, if the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct to the extent set forth in Sections 5.2(a) and 5.2(b), and such breach, failure or misrepresentation is not cured to the Purchaser’s reasonable satisfaction within 10 days after the Purchaser gives the Company written notice identifying such breach, failure or misrepresentation;

(c) by the Company, if the Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true and correct to the extent set forth in Sections 5.1(b) and 5.1(c), and such breach, failure or misrepresentation is not cured to the Company’s reasonable satisfaction within 10 days after the Company gives the Purchaser written notice identifying such breach, failure or misrepresentation;

(d) by the Purchaser, or the Company, if the Closing shall not have occurred on or before September 28, 2012 or such other date, if any, as the Purchaser and the Company may agree in writing, except to the extent that the failure to consummate the transactions contemplated by this Agreement arises out of or results from the material breach of the party seeking to terminate; or

(e) by the Purchaser if the Company shall have materially breached its obligations under Section 4.4 above.

6.2 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability or obligation to the Purchaser or the Company (or any of their respective directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors); provided that no such termination shall relieve either party of liability for a breach of this Agreement or fraud prior to the effective date of such termination.

ARTICLE VII

INDEMNIFICATION

7.1 Survival. The representations and warranties contained herein, in any other Transaction Document or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the eighteen (18) month anniversary of the Closing and any investigation or finding made by or on behalf of the Purchaser or the Company; provided that the representations and warranties in Sections 2.1, 2.2, 2.3, and 2.4 shall survive indefinitely or until the latest date permitted by law and Section 2.15 shall survive for the applicable statute of limitations period. The covenants and agreements contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified herein or therein. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

7.2 Limits on Claims. The parties’ indemnification obligations under this Agreement shall be subject to the following:

(a) Neither party shall have any obligation to indemnify or hold harmless the other party unless, and only to the extent that, the aggregate amount of Losses incurred by the such other party exceeds $50,000; and

(b) Neither party shall have any obligation to make indemnification payments hereunder that exceed in the aggregate $3,500,000.

In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which a party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined disregarding any materiality or similar qualifiers contained in this Agreement or any other Transaction Document or in any other certificate or writing delivered pursuant to this Agreement.

7.3 Indemnification by the Company. From and after the Closing Date, subject to any applicable limitations set forth in Section 7.1 and Section 7.2, the Company shall indemnify and hold the Purchaser and its affiliates, and their respective officers, directors, stockholders, partners, managers, members, employees, agents, and representatives (the “Purchaser Indemnified Parties”) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys fees) of any nature (each a “Loss” and collectively, “Losses”) arising out of or relating to any breach or violation of the representations, warranties, covenants or agreements of the Company set forth in this Agreement or any other Transaction Document or in any other certificate or writing delivered by the Company pursuant to this Agreement (in each case disregarding for this purpose any materiality, Material Adverse Effect or similar qualifiers contained herein or therein).

7.4 Indemnification by the Purchaser. From and after the Closing Date, subject to any applicable limitations set forth in Section 7.1 and Section 7.2, the Purchaser shall indemnify and hold the Company and its affiliates, and their respective officers, directors, stockholders, partners, managers, members, employees, agents, and representatives (the “Company Indemnified Parties”) harmless from and against all Losses arising out of or relating to any breach or violation of the representations, warranties, covenants or agreements of the Purchaser set forth in this Agreement or any other Transaction Document or in any other certificate or document delivered by the Purchaser pursuant to this Agreement (in each case disregarding for this purpose any materiality or similar qualifiers contained herein or therein).

7.5 Procedure for Indemnification. Any party making a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing, describing the claim in reasonable detail, the amount thereof, and the basis therefor; provided, however, that the failure to provide prompt notice shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by the failure to give such prompt notice. The party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification until the later of (i) the expiration of the 30-day response period (unless reasonably necessary to protect the rights of the party seeking indemnification), or (ii) 30 days following the termination of the 30-day response period if a response, received within such 30 day period by the party seeking indemnification, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured).

7.6 Remedies Exclusive. Subject to Section 4.5 hereof and except with respect to fraud, the remedies provided in this Article VII shall be the exclusive remedies of the parties hereto after the Closing in connection with the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein or in any other Transaction Document or in any other certificate or document delivered pursuant to this Agreement. Subject to Section 4.5 hereof and except with respect to fraud, after the Closing, no party may commence any suit, action or proceeding against any other party hereto with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce such party’s express rights under this Article VII. No officer, director, employee or agent of the Company shall be personally liable in any manner or to any extent (whether in contract or tort) under or in connection with this Agreement. The limitation of liability provided in this Section 7.6 is in addition to, and not in limitation of, any limitation on liability applicable to any such person provided by law or by this Agreement or any other contract, agreement or instrument.

7.7 Right of Set-Off. If the indemnifying party has not satisfied in cash any indemnification obligation owed by them hereunder, the party seeking indemnification may, at its discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by law, setting-off against any amounts due and owing from the party seeking indemnification to the indemnifying party.

ARTICLE VIII

MISCELLANEOUS

8.1 Broker’s Fee. Each of the parties hereto hereby represents to the other that, on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection with the sale of the Shares to the Purchaser other than Canaccord Genuity Inc., which compensation shall be borne by the Company and shall be paid upon the Closing. In addition, PCE Valuations, LLC shall be compensated by the Company on or before the Closing for rendering a fairness opinion with respect to the transactions contemplated by this Agreement.

8.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto; provided, however, that Purchaser may, without obtaining the prior written consent of the Company, assign, delegate, or otherwise transfer its rights and obligations hereunder to any Affiliate of Purchaser who is an “accredited investor” as set forth in Section 3.1 and agrees to be bound by the terms and conditions of this Agreement. The Company shall execute such acknowledgements of such assignments and collateral assignments in such forms as Purchaser may from time to time reasonably request. Any attempted assignment, delegation, or transfer in violation of this Section 8.2 shall be void and of no force or effect. “Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

8.3 Expenses. Whether or not the transactions contemplated hereby are consummated, (a) the legal, accounting, financing and due diligence expenses incurred by the Purchaser in connection with such transactions will be borne by the Purchaser; provided that upon the Closing, the Company shall pay such expenses of the Purchaser up to a maximum of $250,000, and (b) the legal and other costs and expenses incurred by the Company in connection with the transactions contemplated hereby will be borne by the Company; provided that such costs and expenses of the Company shall not exceed $750,000 in the aggregate. The Company shall promptly, but in any event no later than two (2) business days prior to the Closing, provide a detailed summary of the legal and other costs and expenses incurred by the Company in connection with the transactions contemplated hereby.

8.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, facsimile (with receipt confirmed by telephone) or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

(a)	if to the Company, to:

Nexxus Lighting, Inc.

124 Floyd Smith Drive, Suite 300

Charlotte, North Carolina

Attention: President and CEO

with copies to:

Lowndes, Drosdick, Doster, Kantor & Reed, PA

215 North Eola Drive

Orlando, Florida 32801

Attn.: Suzan A. Abramson, Esq.

Telecopy No.: 407-843-4444

Telephone No.: 407-418-6293

or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

(b)	if to the Purchaser, to:

RVL 1 LLC

177 Broad Street

Stamford, CT 06901

Attention: Robert V. LaPenta

with a copy to:

Lowenstein Sandler PC

1251 Avenue of the Americas

New York, NY 10020

Attention: Marita A. Makinen, Esq.

or at such other address as may have been furnished to the Company in writing.

8.5 Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and Purchaser.

8.6 Headings. The headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

8.7 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The submission of a signature page transmitted by facsimile (or other electronic transmission, including pdf) shall be considered as an “original” signature page for purposes of this Agreement.

8.10 Entire Agreement. This Agreement, the attached Exhibits and Schedules, the non-disclosure agreement between the Company and the Purchaser, and the other agreements, documents and instruments contemplated hereby and referenced herein contain the entire understanding of the parties, and there are no further or other agreements or understanding, written or oral, in effect between the parties relating to the subject matter hereof, including but not limited to that certain Letter of Intent, dated as of August 4, 2012, by and between the Company and Aston Capital, LLC, unless expressly referred to herein.

8.11 Press Releases. Press releases shall be mutually agreed upon by the Company and the Purchaser before they are externally distributed.

8.12 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person (other than the Purchaser Indemnified Parties and the Company Indemnified Parties).

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

COMPANY:

NEXXUS LIGHTING, INC.

By	/s/ Michael Bauer
Name: Michael Bauer
Title: Chief Executive Officer

PURCHASER:

RVL 1 LLC

By	/s/ Robert V. LaPenta
Name: Robert V. LaPenta
Title: Chief Executive Officer

[Signature Page to Investment Agreement]